Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Target Funds’ Service Providers” and “Financial Highlights” in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of The Advisors’ Inner Circle Fund III.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and  “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of FS Series Trust (constituting FS Multi-Strategy Alternatives Fund and FS Chiron Real Asset Fund (formerly, FS Real Asset Fund)) dated April 30, 2021, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A File No. 333-214851) and are incorporated by reference into the Proxy Statement/Prospectus included in this Registration Statement.

We also consent to the incorporation by reference of our report dated March 1, 2021, with respect to the financial statements and financial highlights of FS Multi-Strategy Alternatives Fund and FS Chiron Real Asset Fund (formerly, FS Real Asset Fund) included in their Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2020, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 15, 2021